CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Neuberger Berman Floating Rate Income Fund, a series of Neuberger Berman Income Funds.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
December 22, 2009